UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Intergraph Corporation

(Name of Registrant as Specified In Its Charter)

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INTERGRAPH CORPORATION
P.O. Box 240000
Huntsville, Alabama 35824
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held June 13, 2006
TO THE SHAREHOLDERS OF INTERGRAPH CORPORATION:
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Meeting”) of Intergraph Corporation (the “Company” or “Intergraph”) will be held during the Company’s international users conference (Intergraph 2006) at the Grand Floridian Resort and Spa, 4401 Floridian Way, Lake Buena Vista, Florida 32830 on June 13, 2006 at 3:00 p.m. Eastern time in the Grand Floridian Ballroom, Salon A, for the following purposes:
     1. To elect eight directors to the Board of Directors to serve until the next Annual Meeting of Shareholders or until their respective successors are duly elected and qualified (designated as Proposal 1 in the accompanying Proxy Statement).
     2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006 (designated as Proposal 2 in the accompanying Proxy Statement).
     3. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.
     The close of business on April 17, 2006, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.
     A copy of the Annual Report to Shareholders for the year ended December 31, 2005 is enclosed, but it is not part of the proxy solicitation materials.
By Order of the Board of Directors,
DAVID VANCE LUCAS
Secretary
Huntsville, Alabama
April 27, 2006
     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, OR VOTE BY TELEPHONE OR ELECTRONICALLY PURSUANT TO INSTRUCTIONS INCLUDED WITH THE PROXY, IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO ADDITIONAL POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT
VOTING PROCEDURES; GENERAL INFORMATION
QUORUM; REQUIRED VOTES AND RECOMMENDATIONS
CORPORATE GOVERNANCE
BOARD COMMITTEES AND ATTENDANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL 1
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION COMMITTEE
COMMON STOCK OUTSTANDING AND PRINCIPAL SHAREHOLDERS
PROPOSAL 2
DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
OTHER

INTERGRAPH CORPORATION
P.O. Box 240000
HUNTSVILLE, ALABAMA 35824
PROXY STATEMENT
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on June 13, 2006, and at any and all adjournments or postponements thereof. Proposals 1 and 2 will be presented at the Meeting by management.
VOTING PROCEDURES; GENERAL INFORMATION
     With regard to Proposal 1, the form of proxy permits votes for or withholding of votes as to each nominee for director, and permits votes for, against, or abstention with regard to Proposal 2. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholder and, if specifications are not made, will be voted FOR the nominees named in this Proxy Statement to the Company’s Board of Directors, and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006. If your shares are held by your broker or other nominee, often referred to as in “street name,” you will receive a form from your broker seeking instructions as to how your shares should be voted. If you are a registered stockholder, you may vote telephonically or electronically through the Internet by following the instructions included with your proxy card. If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares in its discretion on routine matters, but may not vote your shares on non-routine matters. The election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm are both routine matters. Therefore, your broker or nominee has discretionary authority to vote your shares on such matters absent specific instructions from you.
     It is not expected that any matter not referred to herein will be presented for action at the Meeting. If any other matters are properly brought before the Meeting, including, without limitation, a motion to adjourn the Meeting to another time and/or place for the purpose of, among other things, permitting dissemination of information regarding material developments relating to any of the Proposals, or soliciting additional proxies in favor of the approval of any of the Proposals, the persons named on the accompanying proxy card will vote the shares represented by such proxy upon such matters in their discretion, and proxies will be deemed to have voted FOR any adjournment proposal if such proposal to adjourn is made by the Company. Should the Meeting be reconvened, all proxies will be voted in the same manner as such proxies would have been voted when the Meeting was originally convened, except for the proxies effectively revoked or withdrawn prior to the time proxies are voted at such reconvened meeting.
     The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers, or other employees of the Company in person or by telephone or mail. In addition, the Company has retained Georgeson Shareholder to assist in the solicitation. The Company will pay Georgeson Shareholder approximately $7,500, plus out of pocket expenses for their services. The Company requests that brokerage houses and other custodians, nominees, and fiduciaries forward solicitation materials to the beneficial owners of shares of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”), held of record by such persons, and the Company will reimburse such brokers and other fiduciaries for their reasonable out-of-pocket expenses incurred when the solicitation materials are forwarded. On or about April 27, 2006, the Company will commence mailing this Proxy Statement, the enclosed form of proxy, and the attached Notice to holders of its Common Stock.
     Shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company at P.O. Box 240000, Huntsville, AL 35824 an instrument revoking the proxy, by submitting a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

     The close of business on April 17, 2006 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting. A complete list of our shareholders will be available for examination at our offices in Huntsville, Alabama during normal business hours for a period of ten days prior to the Meeting.
QUORUM; REQUIRED VOTES AND RECOMMENDATIONS
     On the record date for the Meeting, there were 29,348,092 shares of Common Stock outstanding and entitled to vote at the Meeting held by approximately 4,618 shareholders of record. The holders of a majority of the outstanding shares of the Company’s Common Stock as of the record date must be present in person or be represented by proxy to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment or postponement and will subject the Company to additional expense.
     Proposal 1 discussed in this Proxy Statement requires the affirmative vote of a plurality of the votes cast at the Meeting. Proposal 2 discussed in this Proxy Statement requires the affirmative vote of the holders of a majority of the outstanding shares represented at the Meeting and entitled to vote thereon. Votes are counted by the Company’s transfer agent. Holders of our Common Stock are entitled to one vote per share. The Company’s certificate of incorporation and bylaws contain no provisions concerning the treatment of abstentions and broker non-votes. In accordance with Delaware law, neither abstentions, withheld votes nor broker non-votes are considered as voting “for” or “against” a particular matter. However, while abstentions and broker non-votes will be included in the determination of the presence of a quorum at the Meeting, broker non-votes are not considered entitled to vote. Accordingly, neither abstentions nor broker non-votes will have an effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote cast against Proposal 2, and broker non-votes will have the effect of reducing the number of affirmative votes required to achieve a majority of the shares present and entitled to vote on such matter.
     The Board of Directors recommends that you vote:
▪	FOR the nominees named in this Proxy Statement; and
▪	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     The Company’s Board of Directors has established a set of Corporate Governance Guidelines. These guidelines address such matters as director qualifications, director nominations, Board composition, director meetings, Board committees and other matters. The Board of Directors believes such guidelines to be appropriate for the Company in its effort to promote sound corporate governance practices. You may access a copy of the Company’s Corporate Governance Guidelines on the investor relations section of the Company’s website at www.intergraph.com.
Director Independence
     The Board has determined that each of the following directors is an “independent director” within the meaning of the corporate governance requirements of the Nasdaq Stock Market and the applicable SEC rules, and that each such director does not have any relationship that would interfere with the exercise of independent judgment or otherwise preclude a finding of independence:

Sidney L. McDonald	Linda L. Green
Thomas J. Lee	Richard W. Cardin
Lawrence R. Greenwood	Michael D. Bills
Kevin M. Twomey

Director Qualifications
     The Company’s director nominees are recommended to the Board of Directors by a Nominating and Corporate Governance Committee which is composed solely of independent directors. You may access a copy of the Nominating and Corporate Governance Committee’s charter on the investor relations section of the Company’s website at www.intergraph.com.
     The Company’s Corporate Governance Guidelines contain membership criteria that apply to nominees for the Company’s Board of Directors. The Company’s Board of Directors and its Nominating and Corporate Governance Committee have also adopted a procedure for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates (including those candidates recommended by the Company’s shareholders). The Company’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will review the results of the annual performance evaluation of the Board and its Committees, and the qualifications of potential director candidates in accordance with the Nominating and Corporate Governance Committee’s Charter and the Company’s Corporate Governance Guidelines. The consideration of a candidate as a director will include the Nominating and Corporate Governance Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will be responsible for reviewing shareholder proposals with respect to director nominations.
     The Nominee Procedures provide that candidates for nomination to the Board of Directors, including those recommended by shareholders in compliance with the Company’s certificate of incorporation, bylaws and applicable law, are required to be submitted to the Nominating and Corporate Governance Committee’s Chair with as much biographical information as is available and a brief statement of the candidates’ qualifications. The Nominating and Corporate Governance Committee will consider whatever factors it deems appropriate in its assessment of a candidate; however, at a minimum, a candidate must in the Committee’s judgment:
▪	be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

▪	meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board of Directors at that time; and

▪	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.
     In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:
▪	is of the highest ethical character and shares the core values of the Company as reflected in the Company’s Corporate Governance Guidelines and the Company’s Code of Business Conduct and Ethics;

▪	has a reputation, both personal and professional, consistent with the image and reputation of the Company;

▪	is highly accomplished in the candidate’s field;

▪	is an active or former chief executive officer of a public company or a technology company or is a leader of another complex organization;

▪	has relevant expertise and experience, and would be able to offer advice and guidance to the Chief Executive Officer based on that expertise and experience; and

▪	has the ability to exercise sound business judgment.

Process for Identifying Candidates
     The Nominating and Corporate Governance Committee seeks to identify candidates for membership on the Company’s Board of Directors through conversations with members of the Board of Directors, senior management, a professional search firm and others. The Nominating and Corporate Governance Committee also considers nominees proposed by the Company’s shareholders in accordance with the provisions contained in the Company’s certificate of incorporation, bylaws and applicable law, and consistent with the Nominee Procedures. Pursuant to the Company’s bylaws, any shareholder may nominate a person for election to the Company’s Board of Directors at the Company’s Annual Meeting of Shareholders, provided that the nomination is received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s Annual Meeting of Shareholders. Each notice submitted in this manner must comply with the Company’s bylaws and must include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by such shareholder.
Evaluation of Candidates
     The Nominating and Corporate Governance Committee will consider all candidates nominated in accordance with the processes described above. The Chair of the Nominating and Corporate Governance Committee may preliminarily assess a candidate’s qualifications and suitability, working with support staff and seeking Board input, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee. When feasible, the Chair of the Nominating and Corporate Governance Committee will interview candidates whom the Chair believes are likely to meet the criteria for Board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the Committee or informally to each Committee member between meetings.
     If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership and fulfill the needs of the Board at that time, the Chair of the Nominating and Corporate Governance Committee or other representative of the Board will advise the candidate of the Committee’s preliminary interest and, if the candidate expresses sufficient interest, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee, and request such additional information from the candidate as the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee will consider the candidate’s qualifications, the Committee’s assessment of the individual’s background, skills and abilities, and whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and fulfill the needs of the Board at that time, and such other factors as it deems appropriate in order to confer and reach a collective assessment as to the qualifications and suitability of the candidate for Board membership. If the Nominating and Corporate Governance Committee determines that the candidate is suitable and meets the criteria for Board membership, the candidate may be invited to meet with senior management of the Company, both to allow the candidate to obtain further information about the Company and to give management a basis for input to the Nominating and Corporate Governance Committee regarding the candidate. On the basis of its assessment, and taking into consideration input from senior management, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board of Directors.
Code of Business Conduct and Ethics
     The Company has a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of the Company’s employees, officers and directors. The purpose of the Code of Conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the Code of Conduct; and accountability for adherence to the Code of Conduct. Each director and executive officer is required to read and certify annually that he or she has read, understands and will comply with the Code of Conduct.

     Under the Sarbanes-Oxley Act of 2002 and the SEC’s related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company’s Chief Executive Officer and senior financial officers are bound by the Company’s Code of Conduct which contains provisions consistent with the SEC’s description of a code of ethics.
     A copy of the Company’s Code of Conduct can be obtained from the investor relations section of the Company’s website at www.intergraph.com. The Company intends to disclose any legally required amendments to, or waivers from, the Code of Conduct with respect to its directors and officers on the investor relations section of the Company’s website at www.intergraph.com.
Communications with Members of the Board
     The Company’s Board of Directors has established procedures for the Company’s shareholders to communicate with members of the Board of Directors. Shareholders may communicate with any of the Company’s directors, including the presiding director or the chair of any of the committees of the Board of Directors, by writing to such director(s) c/o Intergraph Corporation, P. O. Box 240000, Huntsville, Alabama 35824, Attention: Corporate Secretary or by email to boardofdirectors@intergraph.com. Appropriate communications will be forwarded to such director(s) by the Corporate Secretary.
Board Member Attendance at Annual Meetings
     The Company strongly encourages each member of the Board of Directors to attend the Annual Meetings of Shareholders. All of the Company’s directors attended the Annual Meeting of Shareholders held in 2005.
BOARD COMMITTEES AND ATTENDANCE
     The Board of Directors and its Audit, Compensation, and Nominating and Corporate Governance Committees meet periodically as meetings are deemed necessary. During the year ended December 31, 2005, the Board of Directors held 10 meetings, the Audit Committee held 6 meetings, the Compensation Committee held 10 meetings, and the Nominating and Corporate Governance Committee held 5 meetings. All current directors were present for more than 75% of the aggregate Board and committee meetings for the periods during 2005 in which they served.
     Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is independent within the meaning of the listing standards of The Nasdaq Stock Market and the applicable rules and regulations of the SEC. The Audit Committee consists of Mr. Cardin (Chair), Mrs. Green, Dr. Greenwood, and Mr. Lee. The Board of Directors has determined that Mr. Cardin qualifies as an “audit committee financial expert” within the applicable rules and regulations of the SEC. The Board of Directors has also determined that each member of the Audit Committee meets the additional independence and other qualifications applicable to directors serving on audit committees. The Compensation Committee consists of Dr. Greenwood (Chair), Mr. Twomey, Mr. Bills and Mr. Cardin. The Nominating and Corporate Governance Committee consists of Mrs. Green (Chair), Mr. Lee, Mr. McDonald, Mr. Twomey and Mr. Bills. Each committee’s responsibilities are set forth in its charter, each of which has been approved by our Board of Directors. A copy of each committee’s charter is available on the investor relations page of the Company’s website at www.intergraph.com. In addition, a copy of the Audit Committee Charter is attached hereto as Exhibit A.
     The primary purpose of the Compensation Committee is to oversee management compensation, including CEO compensation, and the Company’s equity incentive plans. Additional information regarding the functions performed by the Compensation Committee and the determination of management compensation is included in the “Report of the Compensation Committee” provided below and in its charter.

     The primary purpose of the Nominating and Corporate Governance Committee is to consider and recommend nominees for director, including those recommended by shareholders of the Company, and to oversee the Company’s Corporate Governance Guidelines and other corporate governance policies and practices, assist the Board of Directors to enhance its performance, and lead the Board in its annual performance evaluation of the Board and its committees. The Nominating and Corporate Governance Committee’s responsibilities are more particularly described in its charter.
     Information regarding the purpose and functions of the Audit Committee is set forth in the “Report of the Audit Committee” provided below and in its charter.
     Generally, an executive session of non-employee directors is held after each regularly scheduled Board meeting and other times as deemed appropriate. The executive sessions are led by the Chairman of the Board (Mr. McDonald) or the presiding director pursuant to and as further described in the Company’s Corporate Governance Guidelines.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers, directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, if any, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater-than-ten-percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.
     Based solely on review of the copies of such forms and any amendments thereto furnished to the Company, or on written representations that no forms were required, the Company believes that during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, other than one late report for each of our executive officers as a result of administrative errors.
PROPOSAL 1
ELECTION OF DIRECTORS
     The current Board of Directors of the Company consists of nine directors. The Board of Directors determined to reduce the size of the Board to eight directors effective upon the Meeting in consideration of a director’s previously announced retirement as the Company’s chief financial officer. The directors of the Company are currently elected at each Annual Meeting of Shareholders and serve for a term of one year.
     The Board of Directors proposes that the eight nominees listed below, each of whom were recommended by the Nominating and Corporate Governance Committee (pursuant to and consistent with the Nominee Procedures and the Company’s Corporate Governance Guidelines), be elected as directors to serve for a term of one year and until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement, disqualification, or removal from office. Proxies may not be voted for more than eight persons.
     It is the intention of the persons named in the proxy to vote the proxies for the election of the nominees listed below, all of whom are presently directors of the Company. If any nominee should become unavailable to serve as a director for any reason (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

The nominees for director, together with certain information regarding each of them, are as follows:

Name and Age	Positions/Offices with the Company	Director Since
Sidney L. McDonald (67)	Chairman of the Board and Director	1997
R. Halsey Wise (41)	President, Chief Executive Officer and Director	2003
Thomas J. Lee (70)	Director	1997
Lawrence R. Greenwood (66)	Director	2000
Linda L. Green (54)	Director	2001
Richard W. Cardin (70)	Director	2002
Michael D. Bills (48)	Director	2003
Kevin M. Twomey (59)	Director	2004
     Sidney L. McDonald was elected Chairman of the Board in July 2003. He served as President of Brindlee Mountain Telephone Company, a provider of local telephone services in North Alabama, from 1961 until his retirement in July 2000. Mr. McDonald is a founder of Deltacom Long Distance Services, Inc. and served as its Chief Executive Officer from 1984 through 1996. He also served as Chief Executive Officer of Marshall Cellular, a cellular telephone service company, from 1988 through 1996, and of Southern Interexchange Services, a fiber optic telecommunications network, from 1990 through 1996. Mr. McDonald is a member of the University of Alabama Board of Trustees and has served in the Alabama Legislature and as Finance Director for the State of Alabama.
     R. Halsey Wise joined the Company in July 2003 as President and CEO and was elected to the Board at that time. Prior to joining Intergraph, he served as CEO, North America of Solution 6 Holdings, Ltd., the largest software company in Australia. Prior to that, Mr. Wise was President and COO of Computer Management Sciences, Inc., an information technology services company that was later acquired by Computer Associates International. At Computer Associates, he was General Manager, North America for Global Professional Services. Prior to that, Mr. Wise was an investment banker specializing in software and technology services with The Robinson-Humphrey Company. Mr. Wise holds a Masters degree in finance and marketing from the J.L. Kellogg Graduate School of Management at Northwestern University and a B.A. degree in History from the University of Virginia.
     Thomas J. Lee is a founder of Lee and Associates, an engineering services firm specializing in guided missile systems, and has served as its President since January 1997. He was employed for thirty-six years by NASA and was the Director of the George C. Marshall Space Flight Center from June 1989 through January 1994. Mr. Lee served as Special Assistant to the NASA Administrator for Access to Space from January 1994 through March 1995. Mr. Lee is a registered professional engineer and is a member of numerous advisory boards and committees within his field.
     Dr. Lawrence R. Greenwood serves as Vice President of Research at the University of Alabama in Huntsville and has served in that capacity since August 1998. He spent fifteen years with NASA, serving as Director of the Earth Observations Division in NASA Headquarters and, more recently, as Manager of the Global Hydrology and Climate Center in Huntsville from September 1994 through August 1998. He served as President of Ball Aerospace Systems Division from 1985 through 1987 and President of Nichols Research Corporation, an information technology company specializing in information solutions and services, from 1991 to 1994. He also served as Vice President and General Manager of the General Electric Astro Space Division from 1988 to 1991. Dr. Greenwood is Chairman of the Board of Directors for Teledyne Solutions, Inc. and is a registered professional engineer and a certified financial planner.
     Linda L. Green is Executive Vice President of Wealth Management of Colonial Bank, and the Chief Executive Officer and President of Colonial Brokerage, Inc. Mrs. Green previously served as Chief Executive Officer and President of the North Alabama Region of Colonial Bank until May 2004. From June 1993 to June 2001, Mrs. Green served as President and Chief Executive Officer of the Huntsville/Tennessee Region of Colonial Bank. In January 2002, she was confirmed by the Alabama Senate to serve on the State of Alabama’s Ethics Commission and is currently serving as Chairman. She also serves on the University of Alabama in Huntsville Foundation. Her past service includes Vice Chair and Chair of the Alabama Space Science Commission, the Von

Braun Center Board of Control, the Alabama State Banking Board, 1998 Chair for the Huntsville Madison County Chamber of Commerce, the Board of United Way and numerous other civic and charitable organizations.
     Richard W. Cardin retired from Arthur Andersen LLP in 1995 after thirty-seven years of service. Mr. Cardin was Managing Partner of its Nashville office from 1980 to 1994 and Managing Partner of its Chattanooga office from 1969 to 1980. He serves on the Board of Directors of Atmos Energy Corporation, a distributor of pure natural gas, and is a member of its Audit and Nominating and Corporate Governance Committees. He also serves on the Board of Directors of United States Lime & Minerals, Inc., a manufacturer of lime and limestone products, and is Chairman of its Audit Committee. He also serves as Past-Chairman of the Advisory Committee to the Dean of the School of Business of the University of Tennessee at Knoxville. Mr. Cardin is a certified public accountant and has extensive past leadership positions with various civic and educational organizations.
     Michael D. Bills is the founder and President of Bluestem Asset Management, LLC in Charlottesville, VA. Previously, Mr. Bills served as Chief Investment Officer for the Investment Management Company of the University of Virginia from 2001 to 2003. His other experience includes serving as Senior Managing Director and Chief Operating Officer of Tiger Management, LLC, a New York-based global money management firm from 1995 to 1999. He currently serves on the Board of Directors of Janus Capital Group Inc. and previously served on the Boards of Directors of Telephone and Data Systems, Inc., Xtra Corporation and the India Magnum Fund. Mr. Bills holds an economics degree and MBA and serves as a visiting scholar at the University of Virginia’s McIntire School of Commerce.
     Kevin M. Twomey is the President and Chief Operating Officer of The St. Joe Company, which he joined in 1999. The St. Joe Company is one of Florida’s largest real estate operating companies. It is engaged in town, resort, commercial and industrial development, land sales and commercial real estate services. He is also a member of the Board of Directors of PartnerRe Ltd., a leading reinsurance company. Mr. Twomey formerly served as vice chairman and chief financial officer of H.F. Ahmanson & Company and its principal subsidiary, Home Savings of America. Mr. Twomey previously served as a financial executive in other major financial institutions. Also, Mr. Twomey served in the United States Navy and was a commander in the Naval Reserve. He earned a bachelor’s degree from the University of Virginia, an MSA degree from George Washington University and an MBA from Duke University. Mr. Twomey is a Trustee of the University of North Florida and serves on the board of trustees of the United Way of Northeast Florida and the Schultz Center for Teaching and Leadership Executive Board.
Required Vote; Recommendation of the Board
     Election of directors will be determined by a plurality of the votes cast at the Meeting.
     The Board of Directors recommends that shareholders vote FOR the election of its nominees for director.

EXECUTIVE COMPENSATION
     Information relating to compensation of certain executive officers of the Company and the policies and practices of the Company relative to executive compensation are presented in this section.
Summary Compensation Table
     The following table summarizes the compensation of the Named Executive Officers of the Company (as defined below under “Common Stock Outstanding and Principal Shareholders”) who were serving as such at December 31, 2005.

					Long-Term
		Annual Compensation			Compensation Awards
				Other Annual		Securities
Name and		Salary	Bonus	Compensation	Restricted Stock	Underlying	All Other
Principal Position	Year	($) (1)	($)	($) (2)	Award ($) (3)	Options (#)	Compensation ($)
R. Halsey Wise (4)	2005	597,838	579,031	—	1,679,400	—	6,866
President and CEO	2004	551,255	798,150	—	1,741,650	—	6,077
	2003	228,173	250,000	—	1,095,000	150,000	175,196

R. Reid French, Jr.(5)	2005	315,096	235,231	—	531,810	—	6,329
EVP and Chief Operating	2004	264,327	284,610	—	573,720	—	6,130
Officer	2003	55,769	56,250	—	609,500	75,000	66

Larry J. Laster(6)	2005	281,251	217,137	—	307,890	—	7,450
Senior Vice President and	2004	296,077	310,950	—	573,720	—	7,517
Treasurer	2003	255,000	100,000	—	—	16,000	7,146

William E. Salter(7)	2005	309,188	150,235	—	307,890	—	8,918
Executive Vice	2004	287,313	243,390	—	286,860	—	8,632
President	2003	280,440	188,160	—	—	14,000	8,579

Gerhard Sallinger(8)	2005	422,672	300,526	—	475,830	—	26,411
President, Intergraph Process,	2004	420,164	231,804	—	286,860	—	26,774
Power & Marine	2003	375,612	314,640	—	—	16,000	26,802

(1)	Base salaries for Messrs. Wise, French, Laster, Salter and Sallinger were amended in 2005 to rates of $600,000, $400,000, $225,000, $312,000 and $424,000, per annum, respectively. Mr. Sallinger’s amended salary was set at 352,000 Euros and translated into U.S. dollars.

(2)	Other annual compensation for each of the Named Executive Officers as reflected in the table does not include the value of certain personal benefits, if any, furnished by the Company or for which it reimburses the Named Executive Officers, unless the value of such benefits in total exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table for the Named Executive Officers. During 2005 Messrs. Wise, French, Laster, Salter and Sallinger received other annual compensation in the aggregate amount of $31,491, $7,969, $0, $217 and $3,139, respectively, primarily relating to commuting expenses (including related gross-up payments) for Messrs. Wise and French, for use of a corporate vehicle for Mr. Salter and relating to insurance payments required under German law for Mr. Sallinger.

(3)	Restricted share amounts for 2005 include the value of shares of Company Common Stock granted pursuant to the Intergraph Corporation 2004 Equity Incentive Plan based on the closing price per share on the date of grant ($27.99). The restrictions on these awards lapse ratably over a four-year period. Dividends will be payable on such shares, regardless of whether the restrictions have lapsed, if and to the extent paid on Company common stock generally. As of December 31, 2005, Messrs. Wise, French, Laster, Salter and Sallinger held an aggregate of 148,750, 52,500, 32,000, 21,500 and 27,500 restricted shares, respectively. The restricted shares held by Messrs. Wise, French, Laster, Salter and Sallinger were valued at $7,409,238, $2,615,025, $1,593,920, $1,070,915 and $1,369,775, respectively, as of December 31, 2005.

(4)	Mr. Wise became the Company’s CEO effective July 25, 2003. The amounts reported in “All Other Compensation” for Mr. Wise include $6,326 contributed on his behalf to the Company’s retirement plan and $540 in premium payments for term life insurance* in 2005.

(5)	Mr. French first became an executive officer of the Company in 2003. The amounts reported in “All Other Compensation” for Mr. French include $5,895 contributed on his behalf to the Company’s retirement plan and $434 in premium payments for term life insurance* in 2005.

(6)	Mr. Laster first became an executive officer of the Company in 1987. The amounts reported in “All Other Compensation” for Mr. Laster include $6,213 contributed on his behalf to the Company’s retirement plan and $1,237 in premium payments for term life insurance* in 2005.

(7)	Dr. Salter first became an executive officer of the Company in 1989. The amounts reported in “All Other Compensation” for Dr. Salter include $5,228 contributed on his behalf to the Company’s retirement plan and $3,691 in premium payments for term life insurance* in 2005.

(8)	Mr. Sallinger first became an executive officer of the Company in 2001. His compensation is paid in euros that fluctuate in value against the U.S. dollar. The amounts reported in “All Other Compensation” for Mr. Sallinger include $16,309, contributed on his behalf to the Company’s retirement plan, and $10,102 in required German pension and insurance payments in 2005.

*	Premium payments for term life insurance were not made pursuant to split-dollar insurance arrangements.
2005 Stock Option Grants
     Reflecting a shift in the Company’s long-term incentive philosophy, there were no stock option awards granted to Named Executive Officers during 2005. The restricted stock granted to the foregoing persons pursuant to the Company’s equity plans for 2005 is reflected in the summary compensation table above.

Aggregated Option Exercises and Year-End Values Table
     The following table sets forth information regarding options exercised for shares of the Company’s Common Stock during 2005 and the value of securities underlying unexercised stock options held by the Named Executive Officers at December 31, 2005.
Aggregated Option Exercises In Last Fiscal Year
And Fiscal Year End Option Values

	Shares		Number Of Securities		Value of Unexercised
	Acquired	Value	Underlying Unexercised Options		In-the-Money Options
	On Exercise	Realized	At Year End (#)		at Year End ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
R. Halsey Wise	—	—	75,000	75,000	1,942,875	1,942,875
President and CEO

R. Reid French, Jr.	—	—	37,500	37,500	878,438	878,438
EVP and Chief Operating
Officer

Larry J. Laster	—	—	61,000	13,000	2,378,205	420,865
Senior Vice President and
Treasurer

William E. Salter	37,000	1,148,050	—	17,000	—	570,335
Executive Vice President

Gerhard Sallinger	40,500	947,297	6,250	14,250	230,719	471,959
President, Intergraph
Process Power & Marine
     The value of unexercised in-the-money options is determined as the excess of the closing sale price of the Company’s Common Stock as reported on the Nasdaq Stock Market on December 31, 2005, over the exercise prices of the options held by the Named Executive Officers.
Equity Compensation Plan Information
     Information regarding the Company’s equity compensation plans approved by shareholders as of December 31, 2005, is summarized below. The Company has no equity compensation plans not previously approved by shareholders.

Number of securities
remaining available
	Number of securities to	Weighted-average	for future issuance
	be issued upon	exercise price of	under equity
	exercise of	outstanding	compensation plans
	outstanding options,	options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a)
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,282,901	$15.54	2,968,919

Equity compensation plans not approved by security holders	—	—	—
Total:	1,282,901	$15.54	2,968,919

     For additional information regarding the Company’s equity compensation plans, see Note 12 of Notes to Consolidated Financial Statements in the Intergraph Corporation 2005 Annual Report to Shareholders.
Compensation of Directors
     Directors who are also employees of the Company did not receive additional compensation for their service as directors. Compensation for non-employee directors for 2005 included an annual retainer of $25,000 for serving as a director, as well as an additional retainer of $7,500 for serving as the chair of the audit committee and $5,000 for serving as the chair of any other committee of the Board. The foregoing retainers were payable in cash or, at the election of the director, in restricted stock or restricted stock units (“RSUs”). The directors electing to receive RSUs were additionally offered limited deferral rights with respect to the receipt of vested RSUs.
     Compensation for 2005 also included Board and committee meeting attendance fees of $1,000 per meeting, respectively. In addition, 1,500 shares of restricted stock will be granted to each new non-employee director on the date such person is elected to serve on the Board, and each non-employee director will receive an annual equity compensation award in the form of 2,300 shares of restricted stock upon his or her reelection. The restricted stock and RSU awards, as the case may be, are issued pursuant to the Company’s 2004 Equity Incentive Plan and vest on the one year anniversary of the date of grant, provided that the shares of restricted stock and/or RSUs will become fully vested upon the occurrence of a change in control of the Company (as defined in the award agreements) or the termination of the director’s service by reason of death or disability. The foregoing compensation for our non-employee directors will continue to apply for 2006.
Employment Contracts
     Mr. Wise holds an employment agreement with the Company that provides him a fixed base salary, cash bonuses, stock options, and restricted stock awards. Mr. Wise’s employment agreement was last amended in December of 2005, is effective until May 27, 2008, and automatically extends for one year periods on each subsequent anniversary unless either party gives 90 days written notice. It may be terminated at any time with proper notice. The termination provisions of this contract provide for severance benefits of up to 200% of his base salary, 200% of his target bonus for the year in which termination occurs, and fully paid health insurance benefits for two years following the date of termination. Mr. Wise’s employment agreement was previously amended in 2004 to provide for the receipt of an award of 85,000 shares of restricted stock pursuant to the 2002 Stock Option Plan in exchange for Mr. Wise’s agreement to forego a stock option award otherwise due to him pursuant to the terms of the employment agreement. No severance beyond salary and benefits through date of termination shall be paid for resignation without good reason or termination for cause.
     In the event of a “change in control” where Mr. Wise is terminated without cause or resigns for good reason, he is also entitled to additional benefits of 250% of his base salary, 250% of his target bonus and standard health insurance benefits for two (2) years, and all stock options granted to Mr. Wise pursuant to the agreement will immediately vest and all restrictions relating to restricted stock awards made pursuant to the agreement will automatically lapse in the event of a “change in control.” In addition, Mr. Wise will be indemnified by the Company for any excise tax due under Section 4999 of the Internal Revenue Code of an amount sufficient to place Mr. Wise in the same after-tax position as he would have been had no excise tax been imposed upon or paid by him.
     Mr. French holds an employment agreement with the Company that provides him a fixed base salary, cash bonus opportunities, and the potential for restricted stock awards. The employment agreement was amended as of December 19, 2005 with a term of one year, and automatically extends for one year renewal terms on each subsequent anniversary of the initial effective date unless either party gives 90 days written notice prior to the next renewal date. The employment agreement may be terminated at any time by either party, provided that if Mr. French is prematurely terminated without cause or resigns for good reason, Mr. French will receive severance benefits equal to one times his base salary, a pro rata bonus for the year in which termination or resignation occurs, and fully paid health insurance benefits for one year following the date of termination. No severance beyond salary and benefits through the date of termination shall be paid for resignation without good reason or termination for cause. Mr. French’s employment agreement also provides that all stock options granted to Mr. French pursuant to the agreement will immediately vest and all restrictions relating to restricted stock awards made pursuant to the agreement will automatically lapse in the event of a “change in control.” Mr. French’s employment agreement also provides for a “stay bonus” in the event of a “change of control” whereby he will receive one times his then-current salary and one half of his target bonus should he stay with the Company following a “change in control.”
     Mr. Colaluca, the Company’s Executive Vice President and Chief Financial Officer, holds an employment agreement with the Company that provides him a fixed base salary, signing bonus, cash bonuses and bonus opportunities, and restricted stock awards. The employment agreement was effective as of October 3, 2005 for a term of one year, and automatically extends for one year renewal terms on each subsequent anniversary of the initial effective date unless either party gives written notice prior to the next renewal date. The employment agreement may be terminated at any time by either party, provided however, that if Mr. Colaluca is prematurely terminated without cause or resigns for good reason (after his initial term of employment), Mr. Colaluca will receive severance benefits equal to one times his base salary, a pro rata bonus for the year in which termination or resignation occurs, and fully paid health insurance benefits for one year following the date of termination. No severance beyond salary and benefits through the date of termination shall be paid for resignation without good reason or termination for cause. Mr. Colaluca’s employment agreement also provides that all restrictions relating to restricted stock awards made pursuant to the agreement will automatically lapse in the event of a “change in control.”
     Mr. Sallinger holds an employment agreement with one of the Company’s European business entities. The employment agreement provides him (in euros) a fixed base salary, a permanent advance for travel expenses, a vehicle and related expenses. The contract is open-ended, but may be terminated by either party giving a notice of six weeks prior to the end of a quarter. A contract penalty equal to the last monthly salary may apply if the employment relationship is terminated prematurely.
     The foregoing summaries are qualified in their entireties by reference to the complete texts of the employment agreements previously filed by the Company with the SEC.
Compensation Committee Interlocks and Insider Participation
     The Company has a standing Compensation Committee consisting of Dr. Greenwood (Chair), Mr. Bills, Mr. Cardin and Mr. Twomey. No member of the Compensation Committee is or has ever been an officer or employee of the Company or any of its subsidiaries, or had any relationship requiring disclosure under Item 404 of Regulation S-K promulgated under the Securities and Exchange Act of 1934, as amended. There were no instances of Compensation Committee interlocks in 2005.
REPORT OF THE COMPENSATION COMMITTEE
     The Compensation Committee of the Board of Directors (the “Committee”) is composed of four independent directors.
Compensation Committee Charter and Objectives
     In accordance with its charter, the Committee reviews annually and determines the individual compensation and incentive arrangements (including any employment or severance agreements) for the Company’s executive officers and reviews compensation and incentive arrangements for other officers. The Committee also administers the Company’s equity compensation plans as directed by the Board of Directors, reviews the compensation of directors and, in conjunction with the Nominating and Corporate Governance Committee, makes periodic recommendations to the Board regarding appropriate compensation for service on the Company’s Board and its committees.
Compensation Philosophy and Strategy
     The Committee retained an outside compensation consultant to assist it with respect to executive compensation. The Committee was responsible for the consultant’s selection, retention and compensation arrangements. The Committee worked directly with the consultant and the consultant reported directly to the Committee. The Committee held 10 meetings in 2005, many of which included executive sessions without senior management present. In performing its duties, the Committee considered presentations and analyses provided by its compensation consultant, presentations and recommendations provided by the Company’s Chief Executive Officer (the “CEO”), their own business experience, and such other matters as they deemed appropriate in their subjective judgment.
     Together with its consultant, the Committee developed a compensation philosophy and strategy intended to enable the Company to attract, motivate, and retain qualified officers and other key employees of the Company and that reflected the particular circumstances of the Company and the individual. The core elements of the Committee’s 2005 executive compensation philosophy and strategy included consideration of:
•	compensation policies and practices at selected peer companies, generally comprised of other computer software and services companies headquartered in the United States and operating throughout the world;

•	market positioning, with total compensation generally targeted between the 50th and 60th percentile for peer companies;

•	a compensation mix reflecting a fixed base salary, plus variable opportunities for short-term and long-term incentives;

•	a performance orientation in the compensation practices and programs; and

•	equity awards intended to better align the interests of executives and shareholders.
2005 Executive Compensation
     The core elements of 2005 executive compensation strategy include adjustments to base salaries, an annual cash incentive opportunity based on Company, division level and/or individual targets pursuant to the 2005 Cash Incentive Plan, and restricted stock awards pursuant to the 2004 Equity Incentive Plan as a long-term equity incentive.
     In 2005, the Committee adopted an executive share retention policy that applies to all equity awards granted in 2005 and thereafter, and generally requires officers and key employees to hold 50% of all shares from compensatory awards, net of taxes, for the lesser of three years or until termination of employment. The Committee believes the share retention policy further aligns the Company’s long-term incentives with long-term shareholder value creation, lengthens the relevant performance horizon with respect to long-term incentives and otherwise promotes long-term equity ownership among the Company’s officers and key employees.
     Base Salaries
     The consultant provided competitive market data compiled from (a) compensation surveys selected by the consultant containing pay data for executive positions within software and services companies of perceived comparable size and complexity to Intergraph and (b) proxy statements of a custom group of peer companies. In determining appropriate salary adjustments the Committee considered the executive officers’ base salaries, market data and analyses provided by its consultant, the recommendations of the CEO, the performance of the individual, the individual’s potential to assume greater duties, and other factors deemed relevant by the Committee. In 2005, the average initial base salary increase for our executive officers (other than the CEO) was approximately 9%, with increases ranging from 4% to a maximum of 13%. The foregoing does not, however, reflect additional salary increases related solely to certain promotions or changes in roles subsequent to the initial executive compensation determinations by the Committee for 2005, such as Mr. French’s promotion to Chief Operating Officer in April 2005.
     Annual Cash Incentives
     In 2005, a cash bonus opportunity was provided pursuant to the Company’s 2005 Cash Incentive Plan (the “Cash Bonus Plan”). Awards under the Cash Bonus Plan were intended to provide incentives to members of management, including the executive officers, in the form of cash bonus payments for achieving certain performance goals established for them. The performance awards were based upon achievement of established operating income goals (on a Company and/or division level), as well as personal business objectives (“Individual Goals”), in each case as determined by the Committee. The Individual Goals were based on revenue and specified management objectives and a specified weight was allocated to each component of the participants’ corporate, division and/or Individual Goals under the Cash Bonus Plan based on the officers’ designated management level.
     Awards under the Cash Bonus Plan were based on a target bonus established by the Committee for each participant. Participants were eligible to receive 100% of the target bonus if they achieved each of the performance measures established for such participant. Target bonuses were set at or below 100% of base salary for executive officers. Under the terms of the Cash Bonus Plan, actual awards could range from zero to a maximum of 200% of the target bonus. However, no bonus awards were to be paid unless a threshold level of Company and/or division level performance was achieved. The Committee retained the right to use negative discretion in reducing, but not increasing, any calculated awards under the Cash Bonus Plan.
     Based on the performance of the Company, the applicable division and the respective plan participants, together with such other factors as the Committee deemed appropriate, the average executive officer award exceeded the target bonus by approximately 98.8%, primarily due to the Company’s operating income performance.
     Long-Term Equity Incentives
     Historically, the Company used incentive stock options as the primary long-term incentive vehicle. In 2004, the Committee revisited this approach and determined to use restricted stock awards for executive officers. The Committee continued this approach for 2005. The Committee considered the presentations and analyses of its consultant and the recommendations of the CEO, together with other factors such as the perceived impact of the restricted stock strategy in the preceding year, the Company’s progress with respect to its restructuring and realignment efforts, the Company’s operating performance, equity ownership by officers, the need to attract and retain talent, the number of shares then available for awards of restricted stock and stock options under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”), anticipated annual grant rates, peer company practices, the performance of the executive officers, and the perceived value of the proposed incentive.
     Based on the foregoing, the Committee determined that restricted stock was the appropriate form of long-term incentive for the Company’s executive officers and certain other key employees for 2005. During 2005, the Committee awarded an aggregate of 181,000 shares of restricted stock to 9 executive officers pursuant to the terms of the 2004 Plan. The shares granted to the executive officers vest ratably over four years and immediately upon a change in control. The Committee also approved awards of restricted stock to certain other corporate officers. In total, 413,913 shares of restricted stock were granted in 2005. The resulting annual grant rate, as a percentage of the Company’s shares outstanding as of December 31, 2005, was 1.43%. The Committee believes this annual grant rate is below the market median for comparable companies in the software and services industry.
2005 CEO Compensation
     CEO compensation is comprised of the same three core elements outlined above for other executive officers – salary, annual cash incentive and long-term equity incentive. In evaluating CEO performance, the Committee used a structured evaluation process. The Committee expects to conduct an evaluation of the CEO annually and to solicit input on a variety of dimensions from multiple sources.
     In 2005, base compensation of R. Halsey Wise as CEO was increased from $577,500 per annum to $600,000 per annum on substantially the same bases as set forth above for other executive officers and as reflected by his amended and restated employment agreement. Mr. Wise received a bonus of $579,031 pursuant to the terms of the Cash Bonus Plan consistent with the factors described above for other executive officers. Mr. Wise also received an award of 60,000 shares of restricted stock pursuant to the 2004 Plan during 2005. The restricted stock award was determined in a manner consistent with the factors described above for other executive officers.
Executive Compensation Tax Deductibility
     Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), compensation paid by a publicly-held corporation to the chief executive officer and four other most highly paid executive officers in excess of $1 million per year per officer is deductible only if paid pursuant to qualifying performance-based compensation plans approved by shareholders. Because individual compensation is based on a number of factors described above, executive officer compensation that is not performance-based within the meaning of the Code can exceed $1 million in any given year. While the Committee considers the tax implications of its compensation decisions, the Committee believes its primary focus should be to attract, motivate and retain qualified officers and other key employees of the Company and that in some circumstances factors other than deductibility are more important in determining appropriate executive compensation. Notwithstanding the foregoing, in 2005, the Committee determined that it would review its compensation practices to consider further the advisability of making changes intended, among other things, to qualify additional compensation as performance-based within the meaning of the Code.
Compensation Committee:
Lawrence R. Greenwood, Chair
Michael D. Bills
Richard W. Cardin
Kevin M. Twomey
     The foregoing report of the Compensation Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
Certain Relationships and Related Transactions
     Joel Anderson serves as an Executive Consultant for the Company. He received compensation from the Company of approximately $124,000, $120,000 and $111,000 for his services during 2005, 2004 and 2003, respectively. Mr. Anderson’s father-in-law, William E. Salter, served as an executive officer of the Company in 2005.
COMMON STOCK OUTSTANDING AND PRINCIPAL SHAREHOLDERS
     As of April 17, 2006, there were outstanding 29,348,092 shares of the Company’s Common Stock.
     The following table sets forth information as of April 17, 2006 (except as otherwise indicated below), as to:
a.	the only persons who were known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company;

b.	the shares of Common Stock beneficially owned by the directors and nominees of the Company;

c.	the shares of Common Stock beneficially owned by R. Halsey Wise, President and Chief Executive Officer (“CEO”) of the Company, who is also a director and nominee, and the four most highly compensated executive officers of the Company who were serving as such at December 31, 2005 (collectively, Mr. Wise and the four most highly compensated executive officers are the “Named Executive Officers”); and

d.	the shares of Common Stock beneficially owned by all directors, nominees, Named Executive Officers, and all other executive officers of the Company as a single group.

Number Of Shares And Nature Of Beneficial Ownership

	Name & Address	Common Shares		Percent of
Title of Class	of Beneficial Owner**	Owned (1)		Class (2)
	Director Nominees
Common Stock	Sidney L. McDonald	103,800		*
Common Stock	R. Halsey Wise	280,484		*
Common Stock	Thomas J. Lee	17,790		*
Common Stock	Lawrence R. Greenwood	13,549		*
Common Stock	Linda L. Green	15,451	(3)	*
Common Stock	Richard W. Cardin	7,800		*
Common Stock	Michael D. Bills	6,290		*
Common Stock	Kevin M. Twomey	8,300	(4)	*

	Other Named Executive Officers
Common Stock	William E. Salter	139,483		*
Common Stock	Larry J. Laster	116,224	(5)	*
Common Stock	R. Reid French, Jr.	113,350		*
Common Stock	Gerhard Sallinger	51,316		*

	5% Shareholders
Common Stock	Putnam, LLC d/b/a/ Putnam Investments	1,663,042	(6)	5.7%
Common Stock	Goldman Sachs Asset Management, L.P.	2,933,587	(7)	10.0%
Common Stock	American Century Companies, Inc.;	2,045,923	(8)	7.0%
	American Century Investment Management, Inc.

Common Stock	All directors, nominees and executive	1,038,901	(9)	3.54%
	officers as a group (16 persons), including
	the foregoing directors, nominees and Named
	Executive Officers

*	Indicates beneficial ownership of less than 1%

**	Except as otherwise indicated below, the address of our directors, nominees and executive officers is c/o Intergraph Corporation, P.O. Box 240000, Huntsville, AL 35824.

(1)	Unless otherwise noted, the indicated owner has sole voting power and sole investment power. Includes shares which may be acquired pursuant to stock options exercisable within 60 days of April 17, 2006 as follows: Mr. McDonald, 10,500; Mr. Wise, 75,000; Mr. Lee, 10,500; Mr. Greenwood, 7,500; Mrs. Green, 6,000; Mr. Cardin, 4,500; Mr. Bills, 2,000; Mr. Salter, 3,500; Mr. Laster, 65,000; Mr. Sallinger, 10,250; and Mr. French, 37,500.

(2)	Shares issuable upon exercise of stock options that are exercisable within 60 days of April 17, 2006, are considered outstanding for the purposes of calculating the percentage of total outstanding Common Stock owned by directors and executive officers, and by directors, nominees, and executive officers together as a group, but such shares are not considered outstanding for the purposes of calculating the percentage of total outstanding Common Stock owned by any other person or group.

(3)	This figure excludes 2,051 shares owned by Mrs. Green’s husband as to which Mrs. Green expressly disclaims beneficial ownership.

(4)	These shares are held by the Kevin Twomey Revocable Trust of which Mr. Twomey and his wife serve as trustees.

(5)	This figure contains 14,706 shares owned jointly by Mr. Laster and his wife as to which voting and investment powers are shared.

(6)	This information is as of December 31, 2005 and is based solely on a Schedule 13G filed by Putnam, LLC d/b/a/ Putnam Investments (“Putnam”), on February 10, 2006. Putnam wholly owns two registered investment advisers: Putnam Investment Management, LLC., which is the investment adviser to the Putnam family of mutual funds and The Putnam Advisory Company, LLC., which is the investment adviser to Putnam’s institutional clients. Both subsidiaries have dispositive power over the shares as investment managers, but each of the mutual fund’s trustees have voting power over the shares held by each fund, and The Putnam Advisory Company, LLC, has shared voting power over the shares held by the institutional clients. The address of the principal business office of each of the foregoing persons is One Post Office Square, Boston, Massachusetts, 02109.

(7)	This information is as of December 31, 2005 and is based solely on a Schedule 13G filed by Goldman Sachs Asset Management, L.P. (“Goldman Sachs”), on March 9, 2006. Goldman Sachs reports sole voting and dispositive power as to the shares listed by Goldman Sachs. Goldman Sachs disclaims beneficial ownership of any securities managed on Goldman Sachs’ behalf by third parties. The address of the principal business office of Goldman Sachs is 32 Old Slip, New York, New York, 10005.

(8)	This information is as of December 31, 2005 and is based solely on a Schedule 13G filed on March 9, 2006 by American Century Companies, Inc. (“ACC”) and American Century Investment Management, Inc. (“ACIM”), whereby ACC is a parent holding company and ACIM is a wholly-owned subsidiary of ACC and an investment adviser. ACC reports that not more than 5% of the common stock is owned by any one client advised by ACIM. The address of the principal business office of each of the foregoing is 4500 Main Street, 9th Floor, Kansas City, MO 64111.

(9)	Includes 281,000 shares which may be acquired pursuant to stock options exercisable within 60 days of April 17, 2006.

Performance Graph
     The following graph sets forth, for the five-year period ended December 31, 2005, a comparison of the cumulative total shareholder return to the Company’s shareholders with that of the Hemscott Computer Software and Services Index (the “Hemscott Group Index”), and that of the Standard & Poor’s 500 Composite Stock Index. The Company uses the Hemscott Group Index as the best representation of the companies with which its business segments compete. The cumulative total return for this index was provided to the Company by Hemscott, Inc. Total shareholder return for each was determined by adding (a) the cumulative amount of dividends for a given year, assuming dividend reinvestment, and (b) the difference between the share price at the beginning and at the end of the year, the sum of which was then divided by the share price at the beginning of such year. The graph assumes $100 was invested on January 1, 2000.
COMPARATIVE 5-YEAR CUMULATIVE TOTAL RETURNS
AMONG INTERGRAPH CORPORATION,
STANDARD & POOR’S COMPOSITE INDEX AND HEMSCOTT GROUP INDEX

	2000	2001	2002	2003	2004	2005
INTERGRAPH CORPORATION	100.00	229.00	296.00	398.83	448.83	830.17
HEMSCOTT GROUP INDEX	100.00	88.60	60.34	78.03	85.70	85.91
S&P COMPOSITE INDEX	100.00	88.12	68.64	88.33	97.94	102.75
Report of the Audit Committee
     The Audit Committee is composed of four independent directors as defined under the applicable rules of The Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of the independent auditors. Management has primary responsibility for the Company’s financial statements and reporting process, including the systems of internal controls. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States, auditing management’s assessment of the effectiveness of internal control over financial reporting and issuing a report thereon. A copy of the Audit Committee’s current charter may be viewed on the investor relations page of the Company’s website at www.intergraph.com.
     In the performance of its oversight function, the Audit Committee has reviewed and discussed the audited financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statement on Auditing Standards No. 90 (Audit Committee Communications). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the pronouncements of the Independence Standards Board and discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with the auditors’ independence.
     The Audit Committee met 6 times during 2005. The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, the Company’s progress in meeting the internal controls requirements under Section 404 of the Sarbanes-Oxley Act of 2002, and the overall quality of the Company’s financial reporting.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended that the Board of Directors include the Company’s audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.
Members of the Audit Committee:
Richard W. Cardin, Chair
Linda L. Green
Lawrence R. Greenwood
Thomas J. Lee
     The foregoing report of the Audit Committee does not constitute soliciting material and shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.
PROPOSAL 2
RATIFICATION OF APPOINTMENT OF AUDITORS
     The Audit Committee has appointed Ernst & Young LLP as the Company’s independent registered public accounting firm to audit the financial statements of the Company and to perform other accounting services, if appropriate, for the year ending December 31, 2006. Such appointment will be presented to the shareholders for ratification at the Meeting. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from shareholders and will be given the opportunity to make a statement if so desired.
     Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice, consistent with the recommendation of the Audit Committee. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
     Fees paid to Ernst & Young LLP for services provided during the years ended December 31, 2005 and 2004 are presented below. The Company did not engage Ernst & Young LLP to perform financial information systems design or implementation services during the year. “Audit Fees” include fees associated with the annual audit, the review of the Company’s quarterly reports on Form 10-Q, local statutory audits performed in various international locations, and the audit of management’s report on the effectiveness of our internal control over financial reporting, as required under Section 404 of the Sarbanes-Oxley Act of 2002. “Audit-Related Fees” primarily include fees associated with the audits of the Company’s employee benefit plans and the review of the Company’s internal controls over financial reporting, including services in connection with assisting the Company in its compliance and obligations under Section 404 of the Sarbanes-Oxley Act of 2002 and not described under Audit Fees above. “Tax Fees” include fees associated with tax compliance, tax advice, and tax planning, including expatriate tax services. “All Other Fees” include fees associated with miscellaneous professional services.
     The Board of Directors has adopted an Audit Committee Charter which, among other things, requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed for the Company by its independent auditors. The Audit Committee has adopted a pre-approval policy in order to ensure that the performance of audit and non-audit services by the independent auditors does not impair the auditors’ independence. The policy provides for the general pre-approval of specific types of services and gives guidance to management as to the specific type of services that are eligible for pre-approval. The policy requires specific pre-approval of all other permitted services. Requests or applications to provide services that require separate approval by the Audit Committee are submitted by the Company’s Chief Financial or Chief Accounting Officer to the Audit Committee. During 2004 and 2005, all audit related services, tax services and other services were pre-approved by the Audit Committee.
     The Company’s Audit Committee has concluded the provision of non-audit services covered under the caption “All Other Fees” and “Tax Fees” is compatible with maintaining the auditors’ independence and concluded that the auditors’ independence was not impaired.

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2005	$4,095,000	$22,000	$267,000	$32,000
2004	$5,124,000	$19,000	$279,000	$33,000
Required Vote; Recommendation of the Board
     Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter.
     The Board of Directors recommends a vote FOR Proposal 2 .

DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING
     It is contemplated that the Company’s 2007 annual meeting of shareholders will take place in May 2007. Shareholders’ proposals will be eligible for consideration for inclusion in the proxy statement for the 2007 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 if such proposals are received by the Company before the close of business on December 28, 2006. Notices of shareholders’ proposals submitted outside the processes of Rule 14a-8 will generally be considered timely (but not considered for inclusion in our proxy statement), pursuant to the advance notice requirement set forth in the Company’s bylaws, if such notices are filed with the Company’s Secretary not less than 60 days nor more than 90 days prior to the first anniversary of this year’s Annual Meeting of Shareholders in the manner specified in the bylaws. For proposals that are not timely filed, the named proxies will retain discretion to vote proxies that the Company receives and will exercise authority in accordance with the recommendation of the Board of Directors. For proposals that are timely filed, the named proxies will retain discretion to vote proxies that the Company receives provided (1) the Company includes in its proxy statement advice on the nature of the proposal and how the named proxies intend to exercise their voting discretion and (2) the proponent does not issue a proxy statement. In order to curtail any controversy as to the date on which a proposal was received by the Company, it is suggested that shareholders submit their proposals by certified mail, return receipt requested.
OTHER
     Management does not know of any other matters to be presented at the Meeting for action by shareholders; however, if any other matters are properly brought before the Meeting or any adjournment or postponement thereof, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders with respect to such matters.
     UPON WRITTEN REQUEST OF ANY SHAREHOLDER TO DAVID VANCE LUCAS, SECRETARY, INTERGRAPH CORPORATION, P.O. BOX 240000, HUNTSVILLE, ALABAMA 35824, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AS FILED WITH THE SEC.
DATED: April 27, 2006

EXHIBIT A
As Amended on March 7, 2006
INTERGRAPH CORPORATION
Amended And Restated Audit Committee Charter
I.	Organization
     This charter governs the operations of the Audit Committee and the scope of its responsibilities. The Audit Committee shall review and reassess this charter at least annually and submit any recommended changes to the Board of Directors for its consideration. The Audit Committee shall be appointed by and serve at the pleasure of the Board of Directors and shall be comprised of at least three members of the Board of Directors, who as determined by the Board, are independent and meet the other qualification standards set by federal and state legislation and regulation, and the applicable listing standards of the Nasdaq Stock Market. Each member shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement, and cash flow statement. One member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. The Audit Committee shall consider whether one of its members qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The duties of the chair of the Audit Committee shall be to call meetings of the Audit Committee and to preside at such meetings.
II.	Statement of Policy
     The Audit Committee shall assist the Board of Directors in overseeing the integrity of the Company’s financial statements and the financial reporting and accounting processes, the Company’s compliance with legal and regulatory requirements, the outside auditors’ qualifications and independence, the performance of the internal and outside auditors, and the audits of the financial statements of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent auditors, the internal auditors, and management of the Company. In discharging its responsibilities, the Audit Committee is empowered to investigate any matter with full access to all books, data, records, facilities, and personnel of the Company. The Audit Committee shall have the power to retain independent counsel and other advisors (including the Company’s regular counsel or other advisors) at the Company’s expense and to pay ordinary administrative expenses of the Audit Committee that it determines are necessary or appropriate in carrying out its duties.
III.	Oversight Responsibilities
     The Audit Committee’s oversight responsibility recognizes that the Company’s management is responsible for preparing the Company’s financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that the Company’s financial management, including the internal audit department, as well as its outside auditors, have more knowledge and more detailed information regarding the Company and its financial reports than do Audit Committee members; consequently, the Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the outside auditors’ work, and is not conducting an audit or investigation of the financial statements nor determining that the financial statements are true and complete or have been prepared in accordance with accounting principles generally accepted in the United States.
     The directors serving on the Audit Committee of the Company shall have no greater standard of liability in the performance of their duties than the standard of liability applicable to all directors. Audit Committee members who are previously employed by the Company or who have special training or experience in financial or audit matters shall have no greater duty or responsibility as a result of such prior training services or experience. Members of the Audit Committee shall have the full protection against personal liability for breach of fiduciary duties as set forth in Article IX to the Certificate of Incorporation, adopted by the shareholders in the meeting of

April 23, 1987. In addition, members of the Audit Committee shall be entitled to be indemnified against liability by the Company as provided in Articles VIII and IX of the Certificate of Incorporation and Article Nine of the By-laws.
IV.	Functions
     The following functions shall be the principal recurring activities of the Audit Committee in carrying out its oversight duties and responsibilities. The functions are set forth as minimum duties and responsibilities with the understanding that the Audit Committee may undertake additional duties and responsibilities as the Board or the Audit Committee deems appropriate given the circumstances. The responsibilities of the Audit Committee shall include all of the responsibilities set forth in Rule 10A-3(b)(2), (3), (4) and (5) under the Securities Exchange Act of 1934, as amended.
•	The Audit Committee shall have a clear understanding with management and the outside auditors that the outside auditors are ultimately accountable to the Board and the Audit Committee. The Audit Committee shall be directly responsible for the appointment, compensation, retention, termination, evaluation and oversight of the work of the outside auditors (including the resolution of any disagreements between management and the outside auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the outside auditors shall report directly to the Audit Committee.

•	The Audit Committee shall discuss with the internal auditors and the outside auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the Audit Committee shall discuss with management, the internal auditors and the outside auditors the adequacy and effectiveness of the Company’s internal control over financial reporting. Further, the Audit Committee shall meet separately with the internal auditors and the outside auditors, with and without management present, to discuss the results of their examinations.

•	The Audit Committee shall review and discuss with management and the outside auditors the annual audited and quarterly unaudited financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” and the selection, application and disclosure of critical accounting policies and practices used in such financial statements, and will review and discuss with the principal executive and financial officers their certifications in and/or accompanying the related report. The Audit Committee also shall review and discuss with the outside auditors the matters required to be discussed by Statements of Auditing Standards (“SAS”) No. 61 and No. 90, as may be modified or supplemented. The discussion of the financial statements and the related critical accounting policies and practices shall occur prior to the public release of such financial statements and the discussion of the related disclosure, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” shall occur prior to the filing of the Form 10-Q or Form 10-K. Additionally, based on such review and discussion, the Audit Committee shall consider whether to recommend to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	The Audit Committee shall review and approve all related-party transactions as required by the rules of the Nasdaq Stock Market or other applicable legal or regulatory requirement.

•	The Audit Committee shall discuss with management and the outside auditors policies with respect to risk assessment and risk management and the quality and adequacy of the Company’s internal controls and processes that could materially affect the Company’s financial statements and financial reporting. The Audit Committee shall review with the outside auditors any audit problems or difficulties and management’s response.

•	The Audit Committee shall:
-	establish hiring policies for employees or former employees of the outside auditors;

-	pre-approve all auditing services to be provided by the outside auditors;

-	pre-approve all permissible non-auditing services, including tax services, to be provided by the outside auditors, subject to such exceptions as may be determined by the Audit Committee to be appropriate and consistent with applicable legal or regulatory provisions;

-	receive reports from the outside auditors regarding critical accounting policies and practices, alternative treatments of financial information and generally accepted accounting principles, and such other information as may be required by federal and regulatory provisions;

-	receive from the outside auditors annually a formal written statement delineating all relationships between the outside auditors and the Company consistent with Independence Standards Board Standard No. 1, as may be modified or supplemented by such other standards as may be set by law or regulation or the Nasdaq Stock Market rules or the Public Company Accounting Oversight Board;

-	discuss with the outside auditors in an active dialogue any such disclosed relationships or services that may impact the objectivity and independence of the auditor and take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditor; and

ensure the rotation of the lead audit partner of the outside auditors and audit engagement team partners as required by the rules and regulations of the Securities Exchange Commission, and consider whether there should be regular rotation of the outside auditor itself.
•	The Audit Committee shall receive reports from the principal executive and financial officers of the Company regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and the Company’s internal control over financial reporting; regarding all significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company’s ability to record, process, summarize and report financial data and whether they have identified for the outside auditors any material weaknesses in internal controls; any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and whether there were significant changes in internal control over financial reporting or in other factors that could significantly affect internal control over financial reporting subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

•	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall review periodically with the Company’s legal counsel any pending legal or regulatory matters that could reasonably be expected to have a material impact on the Company’s business or financial statements.
Meetings
     The Audit Committee shall meet at least four times annually and more frequently as necessary or appropriate, including teleconferences when appropriate. Special meetings of the Audit Committee may be called on one day’s notice by the Chairman of the Board or the Audit Committee chair. The Audit Committee shall meet in separate executive sessions with the Company’s Chief Financial Officer and the independent auditors annually or as otherwise required by applicable law or regulatory authority. A majority of the Audit Committee shall constitute a quorum, and the Audit Committee shall act only on the affirmative vote of a majority of the members present at the meeting. Attendance by the Chairman of the Board and by other members of management will be at the invitation of the Audit Committee chair. The Audit Committee shall maintain minutes of all meetings documenting its activities and recommendations to the Board. Unless the Board has previously designated the Audit Committee chair, the members of the Audit Committee may designate a chair by majority vote.
     The Audit Committee and its members have complete access to management, recognizing that it is expected that members will use judgment to be sure that this access is not distracting to the business operations of the Company.

+
☐ Mark this box with an X if you have made
    changes to your name or address details above.

    Annual Meeting Proxy Card

A	Election of Directors
PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
      1. The Board of Directors recommends a vote FOR the following nominees.

	For	Withhold
01 - Sidney L. McDonald	☐	☐
02 - Michael D. Bills	☐	☐
03 - Richard W. Cardin	☐	☐
04 - Linda L. Green	☐	☐

	For	Withhold
05 - Lawrence R. Greenwood	☐	☐
06 - Thomas J. Lee	☐	☐
07 - Kevin M. Twomey	☐	☐
08 - R. Halsey Wise	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2006.	☐	☐	☐

3. In the discretion of the Proxies on any other matter that may properly come before the Meeting or any adjournment(s) or postponement(s) thereof.

* COM = Common Stock Shares; ESP = Employee Stock Purchase Plan Shares

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as your name appears above. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their titles.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■	0 0 9 2 3 0 2	1 U P X	C O Y	+
001CD40001                    00KBIC

     Proxy - Intergraph Corporation

THIS PROXY IS SOLICITED ON BEHALF OF THE INTERGRAPH CORPORATION
BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 13, 2006.

The undersigned hereby appoints Sidney L. McDonald and David Vance Lucas, or either of them, as Proxies and Attorneys-in-Fact, each with the power to appoint his substitute, and hereby authorizes them to represent the undersigned and to vote, as designated below, all the shares of Common Stock of Intergraph Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on June 13, 2006, or any adjournment(s) or postponement(s) thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.
This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. The Board of Directors recommends a vote FOR election of all nominees listed on the reverse side and FOR Proposal 2. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2.
The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Shareholders of Intergraph Corporation to be held on June 13, 2006, a Proxy Statement for the Annual Meeting and the 2005 Annual Report, prior to the signing of this Proxy. All of the proposals set forth on the reverse side hereof are more fully described in the Proxy Statement.
PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Continued and to be voted on reverse side.)
Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)
•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
To vote using the Internet
•	Go to the following web site:
WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Eastern Time, on June 13, 2006.
THANK YOU FOR VOTING